Exhibit 10.35

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“AGREEMENT”) is made and entered into on August 10, 2004 by and between MIKOHN GAMING CORPORATION, a Nevada corporation (“MIKOHN”), and ROBERT PARENTE (“Employee”).

WITNESSETH:

WHEREAS, MIKOHN and Employee deem it to be in their respective best interests to enter into an amended and restated agreement providing for MIKOHN’s employment of Employee pursuant to the terms herein stated.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1. Term. MIKOHN hereby employs and Employee hereby accepts employment with MIKOHN for a period beginning on the date hereof and ending July 28, 2005 (“Initial Term”). Unless MIKOHN or Employee gives written notice that this Agreement shall be allowed to expire and the employment relationship thereby terminated at least thirty (30) days prior to the expiration of the Initial Term, this Agreement shall continue in effect from month to month after the expiration of the Initial Term and shall be terminable by either party upon thirty (30) days’ written notice. (The Initial Term and the period during which this Agreement may remain in effect thereafter are collectively referred to herein as the “Term”.)

2. Duties of Employee. Employee’s position with MIKOHN will be Executive Vice President, Sales and Marketing. Employee shall do and perform all services, acts, or things reasonably necessary or advisable to accomplish the objectives and complete the tasks assigned to Employee by senior management of MIKOHN. MIKOHN may assign Employee to another position commensurate with Employee’s training and experience so long as the compensation paid to Employee is equal to or greater than the compensation provided in this Agreement.

3. Devotion of Time to MIKOHN’s Business. Employee shall be a full-time employee of MIKOHN and shall devote such substantial and sufficient amounts of Employee’s productive time, ability, and attention to the business of MIKOHN during the Term of this Agreement as may be reasonable and necessary to accomplish the objectives and complete the tasks assigned to Employee. Prior written consent of MIKOHN shall be required before Employee shall undertake to perform any outside services of a business, commercial, or professional nature, whether for compensation or otherwise. Written consent shall not be required as to Employee’s reasonable participation in educational and professional activities related to the maintenance of Employee’s qualifications and stature in Employee’s profession.

4. Uniqueness of Services. Employee hereby acknowledges that the services to be performed by Employee’s under the terms of this Agreement are of a special and unique value. Accordingly, the obligations of Employee under this Agreement are non-assignable.

5. Compensation of Employee.

5.1 Base Annual Salary. Subject to other specific provisions in this Agreement, as compensation for services hereunder, Employee shall receive a Base Annual Salary at the rate of not less than $250,000.00 per annum.

5.2 Bonus. During the term of this Agreement, Employee shall receive cash bonuses in accordance with bonus plans approved by, and at the discretion of, MIKOHN’s Compensation and Executive Committees.

5.3 Automobile. MIKOHN shall provide Employee an automobile allowance in the amount of $750 per month.

5.4 Employee Benefits. Employee shall receive such benefits, fringe benefits and entitlements as is usual and customary for MIKOHN to provide an employee of like status and position and are consistent with MIKOHN’s established policies on employment, which may be revised from time to time in the sole discretion of MIKOHN.

5.5 Business Expenses. MIKOHN will reimburse Employee for reasonable business expenses incurred in performing Employee’s duties and promoting the business of MIKOHN.

5.6 Stock Options. During the term of this Agreement, Employee may be granted stock options in addition to salary. The decision to grant stock options and the amount thereof shall be within the sole and absolute discretion of MIKOHN and shall be based on various factors which include without limitation Employee’s performance, the compensation paid to similarly situated employees of businesses similar in type and size to MIKOHN, the financial condition of MIKOHN, and the economic and market conditions to which MIKOHN is or may be subject.

5.7 Accelerated Vesting. All Options to acquire common stock of MIKOHN granted to Employee during the term of this Agreement shall become 100% vested (i) upon any “Change in Control” as defined in Section 18.1 below; (ii) if MIKOHN or any successor or assignee of MIKOHN should terminate this Agreement other than for “Cause” as defined in Section 6.2 below, or deliver a non-renewal notice to Employee pursuant to Section 1 above; (iii) if Employee should terminate this Agreement for “Good Reason” as permitted in Section 6.3 below; or (iv) upon Employee’s death or permanent disability as described in Section 6.5 below); provided, however, that in the case of (ii), (iii) or (iv) above, such vesting shall be conditioned on Employee (or Employee’s estate) furnishing to MIKOHN an effective waiver and release of claims (a form of which is attached hereto as Exhibit A).

5.8 Country Club Membership. During the term of this Agreement, MIKOHN shall provide Employee a family membership at Spanish Trails Country Club. Employee shall be responsible for payment of monthly dues and other charges (except the initial charge for the membership).

6. Termination of Employment.

6.1 Either party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other. In the event MIKOHN should terminate this Agreement other than for “Cause” as defined in Section 6.2 below (“termination without Cause”) or Employee should resign for “Good Reason” as defined in Section 6.3 below (in either instance except as described in Section 18 below, in which case the provisions of Section 18 shall apply), MIKOHN shall pay to Employee, upon the Employee’s furnishing to MIKOHN an effective waiver and release of claims (a form of which is attached hereto as Exhibit A), the greater of [1] a sum equal to Employee’s Base Salary for the most recent calendar year or [2] a sum equal to the Base Salary payable to Employee over the remaining term of this Agreement. Any sum payable under this Section shall be paid in full upon the effective date of the termination of the employment relationship between MIKOHN and Employee. Upon the expiration of this Agreement without renewal by MIKOHN, MIKOHN shall pay to Employee, upon the Employee’s furnishing to MIKOHN an effective waiver and release of claims (a form of which is attached hereto as Exhibit A), a sum equal to Employee’s Base Salary for the most recent calendar year. Said sum shall be paid in full upon the effective date of the termination of the employment relationship between MIKOHN and Employee. Except as provided in this Section 6, Employee expressly waives all rights and remedies, legal and equitable, arising from or related to any alleged breach of this Agreement by MIKOHN.

6.2 Termination For Cause. MIKOHN shall have the right to terminate Employee’s employment at any time for Cause by giving Employee written notice of the effective date of termination. In the event of termination for Cause, Employee shall be paid Employee’s salary through the effective date of termination on the date of termination. After the effective date of termination, Employee shall not be entitled to accrue or vest in any further salary, severance. After the effective date of termination, Employee shall not be entitled to accrue or vest in any further salary, severance pay, benefits, fringe benefits or entitlements except as may be required by statute or regulation of any agency or competent jurisdiction. For purposes of this Agreement, the term “Cause” shall mean:

6.2.1 The willful and continued failure by the Employee to substantially perform his duties with MIKOHN (other than any such failure resulting from the Employee’s being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Employee by the Board of Directors (“Board”), which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties;

6.2.2 The willful engaging by the Employee in conduct which is demonstrably and materially injurious to MIKOHN, monetarily or otherwise;

6.2.3 The engaging by the Employee in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the MIKOHN’s Board, the Employee’s credibility and reputation no longer conform to the standard of the Employee’s Employees; provided, however, that Cause shall exist under this paragraph (c) only if the misconduct involves a violation of applicable laws;

6.2.4 The knowing or repeated violation of any material MIKOHN policy applicable to the Employee following written notice from MIKOHN of such violations.

6.2.5 The loss, revocation, suspension of, or failure to obtain any license or certification of Employee necessary for Employee to discharge Employee’s duties on behalf of MIKOHN;

6.2.6 Acts or omissions by Employee which jeopardize any governmental registration, license, permit or other governmental permission material to the business of MIKOHN in any jurisdiction in which MIKOHN does business or seeks to do business;

6.2.7 Repeated and persistent failure to abide by the policies established by MIKOHN after written warning from MIKOHN;

6.2.8 The solicitation or acceptance of payment or gratuity from any existing or potential customer or supplier of MIKOHN without the prior written consent of MIKOHN’s Chief Executive Officer.

6.3 Resignation for Good Reason. Employee may terminate his employment under this Agreement for “Good Reason” (as defined hereunder) at any time, by providing written notice to MIKOHN of same following the provision to MIKOHN of a thirty (30) day opportunity to cure such Good Reason. Any termination for Good Reason shall have the same legal effect under this Agreement as a termination without Cause by MIKOHN. For purposes of this Agreement, the term “Good Reason” shall mean, with respect to the Employee, the occurrence of one or more of the following events without such Employee’s express written consent: (i) a material reduction in the Employee’s duties, responsibilities, title or reporting relationships; (ii) a material reduction in the Employee’s base salary or total target annual cash compensation; or (iii) a permanent relocation of the Employee’s business office to a location more than fifty (50) miles from the location at which the Employee currently performs his or her duties.

6.4 For purposes of this Agreement, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of MIKOHN.

6.5 This Agreement shall terminate automatically in the event that: (i) Employee fails or is unable to perform Employee’s duties due to injury, illness or other incapacity for ninety (90) days in any twelve

(12) month period (except that Employee may be entitled to disability payments pursuant to MIKOHN’s disability plan, if any); or (ii) Death of Employee.

7. Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets, customer lists, and other information which comes into Employee’s possession from time to time during Employee’s employment by MIKOHN, and/or any of MIKOHN’s subsidiaries or affiliates, shall be deemed to be confidential and proprietary to MIKOHN and shall remain the sole and exclusive property of MIKOHN. Employee acknowledges that all such confidential and proprietary information is confidential and proprietary and not readily available to MIKOHN’s business competitors. On the effective date of the termination of the employment relationship or at such other date specified by MIKOHN, Employee agrees that Employee will return to MIKOHN all such confidential and proprietary items (including, but not limited to, company badge and keys) in Employee’s control or possession, and all copies thereof, and that Employee will not remove any such items from the offices of MIKOHN. It is the intention of the parties that the broadest possible protection be given to MIKOHN’s trade secrets and proprietary information and nothing in this Section shall in any way be construed to narrow or limit the protection and remedies afforded by the Uniform Trade Secrets Act.

8. Covenant of Non-Disclosure. Without the prior written approval of MIKOHN, Employee shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in this Agreement nor reveal the same to any third party whomsoever, except as required by law.

9. Covenant of Non-Solicitation.

9.1 Employees. During the Term of this Agreement and for a period of one (1) year following the effective date of termination of the employment relationship, Employee, either on Employee’s own account or for any person, firm, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employee of MIKOHN, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any, with MIKOHN.

9.2 Customers. During the Term of this Agreement and for a period the longer of (i) one (1) year following the effective date of termination of the employment relationship or (ii) the time the Covenant Against Competition (defined below) remains in effect, Employee, either on Employee’s own account or for any person, firm, company or other entity, shall not solicit or induce, or attempt to induce, any customer of MIKOHN to purchase any products or services which compete with any products or services offered by MIKOHN at the time of the termination of the employment relationship.

10. Covenant of Cooperation. Employee agrees to cooperate with MIKOHN in any litigation or administrative proceedings involving any matters with which Employee was involved during Employee’s employment by MIKOHN. MIKOHN shall reimburse Employee for reasonable expenses incurred in providing such assistance.

11. Covenant Against Competition.

11.1 Scope and Term. During the Term of this Agreement and for an additional period after the expiration or termination of the employment relationship between MIKOHN and Employee, which period shall be the shorter of (i) the number of days Employee has been employed by MIKOHN or (ii) six (6) months (the “Initial Non-Compete Term”), Employee shall not directly or indirectly engage in or become a partner, officer, principal, employee, consultant, investor, creditor or stockholder of any business, proprietorship, association, firm, corporation or any other business entity which is engaged or proposes to engage or hereafter engages in any business which competes with the business of MIKOHN and/or any of MIKOHN’s subsidiaries or affiliates in any geographic area in which MIKOHN conducts business at the time of the termination or expiration of the employment relationship. Notwithstanding the foregoing, nothing contained herein shall prevent Employee from engaging in a business or accepting employment with a business which does not sell to the gaming industry.

11.2 Option to Extend Term. After the expiration of the Initial Non-Compete Term, in consideration of the Supplemental Payments provided in subsection 11.3 below, MIKOHN shall have the option of extending the term of this Covenant for an additional period ending the earlier of (i) two (2) years following the effective date of the termination or expiration of the employment relationship, or (ii) the date MIKOHN discontinues the supplemental payments specified in subsection 11.3 below. To exercise this option, MIKOHN shall provide written notice to Employee on or before fifteen (15) days prior to the Initial Non-Compete Term.

11.3 Supplemental Payments. After the expiration of the Initial Non-Compete Term, and so long as MIKOHN desires this Covenant Against Competition to remain in full force (not to exceed a period of two (2) years from the effective date of termination), MIKOHN shall pay to Employee:

11.3.1 Upon termination without Cause or upon expiration of this Agreement, or if Employee terminates his employment pursuant to Sections 6.3 or 18, a sum each month equal to fifty percent (50%) of Employee’s Base Monthly Salary; or

11.3.2 Upon termination by Employee other than as permitted in Sections 6.3 or 18 or termination by MIKOHN for Cause, a sum each month equal to twenty five percent (25%) of Employee’s Base Monthly Salary.

11.4 Base Monthly Salary Defined. For purposes of this Agreement, “Base Monthly Salary” means one-twelfth (1/12) of Employee’s Base Annual Salary specified in this Agreement. If there is no Base Annual Salary specified in this Agreement or at the time of termination or expiration of this Agreement Employee was not entitled to receive a Base Annual Salary, “Base Monthly Salary” means the average monthly compensation paid to Employee by MIKOHN during the time of his/her employment by MIKOHN.

11.5 Acknowledgement. Both parties acknowledge that this Covenant only restricts employee’s re-employment in the gaming industry and does not affect Employee’s employment opportunities in the non-gaming industry. Both parties further acknowledge that the employment opportunities in the gaming industry represent only a small fraction of employment opportunities in the non-gaming industry. Employee acknowledges that the scope and term of this Covenant Against Competition are reasonable under the circumstances and the consideration provided by this Agreement is sufficient remuneration for the limited restriction this Covenant imposes on Employee’s future employment opportunities.

12. Rights to Inventions.

12.1 Inventions Defined. “Inventions” means discoveries, concepts, and ideas, whether patentable or not, relating to any present or prospective activities of MIKOHN, including without limitation devices, processes, methods, formulae, techniques, and any improvements to the foregoing.

12.2 Application. This Section shall apply to all Inventions made or conceived by Employee, whether or not during the hours of Employee’s employment or with the use of MIKOHN facilities, materials, or personnel, either solely or jointly with others, during the Term of Employee’s employment by MIKOHN and for a period of one (1) year after any termination of such employment.

12.3 Assignment. Employee hereby assigns and agrees to assign to MIKOHN all of Employee’s rights to Inventions and to all proprietary rights therein, based thereon or related thereto, including without limitation applications for United States and foreign letters patent and resulting letters patent.

12.4 Reports. Employee shall inform MIKOHN promptly and fully of each Invention by a written report, setting forth in detail the structures, procedures, and methodology employed and the results achieved (“Notice of Invention”). A report shall also be submitted by Employee upon completion of any study or research project undertaken on MIKOHN’s behalf, whether or not in the Employee’s opinion a given study or project has resulted in an Invention.

12.5 Patents. At MIKOHN’s request and expense, Employee shall execute such documents and provide such assistance as may be deemed necessary by MIKOHN to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.

13. Remedies. Notwithstanding any other provision in this Agreement to the contrary, Employee acknowledges and agrees that if Employee commits a material breach of the Covenant of Confidentiality, Covenant of Non-Disclosure, Covenant of Non-Solicitation, Covenant of Cooperation, Covenant Against Competition, or Rights to Inventions, MIKOHN shall have the right to have the obligations of Employee specifically enforced by any court having jurisdiction on the grounds that any such breach will cause irreparable injury to MIKOHN and money damages will not provide an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity, all of which remedies shall be cumulative and not exclusive. Employee further acknowledges and agrees that the obligations contained in the foregoing referenced, Sections of this Agreement are fair, do not unreasonably restrict Employee’s future employment and business opportunities, are commensurate with the compensation arrangements set out in this Agreement and shall survive termination of the employment relationship and this Agreement.

14. General Provisions.

14.1 Arbitration. Any controversy involving the construction, application, enforceability or breach of any of the terms, provisions, or conditions of this Agreement, including without limitation claims for breach of contract, violation of public policy, breach of implied covenant, intentional infliction of emotional distress or any other alleged claims which are not settled by mutual agreement of the parties, shall be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association at Las Vegas, Nevada. The cost of arbitration shall be borne by the losing party. In consideration of each party’s agreement to submit to arbitration any and all disputes that arise under this Agreement, each party agrees that the arbitration provisions of this Agreement shall constitute his/its exclusive remedy and each party expressly waives the right to pursue redress of any kind in any other forum. The parties further agree that the arbitrator acting hereunder shall not be empowered to add to, subtract from, delete or in any other way modify the terms of this Agreement. Notwithstanding the foregoing, any party shall have the limited right to seek equitable relief in the form of a temporary restraining order or preliminary injunction in a court of competent jurisdiction to protect itself from actual or threatened irreparable injury resulting from an alleged breach of this Agreement pending a final decision in arbitration.

14.2 Attorneys’ Fees and Costs. If any action in law, equity, arbitration or otherwise is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs (including fees incurred for paralegals, investigators, expert witnesses, etc.), and necessary disbursements in addition to any other relief to which he/it may be entitled. The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement, award or judgment.

14.3 Authorization. MIKOHN and Employee each represent and warrant to the other that he/she/it has the authority, power and right to deliver, execute and fully perform the terms of this Agreement.

14.4 Entire Agreement. Employee understands and acknowledges that this document constitutes the entire agreement between Employee and MIKOHN with regard to Employee’s employment by MIKOHN and Employee’s post-employment activities concerning MIKOHN. This Agreement supersedes any and all other written and oral agreements between the parties with respect to the subject matter hereof. Any and all prior agreements, promises, negotiations, or representations, either written or oral, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force and effect. This Agreement may be altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect.

14.5 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision.

14.6 Governing Law. Except to the extent that federal law may preempt Nevada law, this Agreement and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of Nevada.

14.7 Taxes. Except as otherwise specifically provided in this Agreement, all compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as may be provided by law. Except as otherwise specifically provided in this Agreement, Employee shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by MIKOHN.

14.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of MIKOHN. Employee may not sell, transfer, assign, or pledge any of Employee’s rights or interests pursuant to this Agreement.

14.9 Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this Agreement.

14.10 Captions. Titles and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

14.11 Breach - Right to Cure. A party shall be deemed in breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within ten (10) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach.

15. Acknowledgement. Employee acknowledges that Employee has been given a reasonable period of time to study this Agreement before signing it. Employee certifies that Employee has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. Employee further acknowledges that Employee is executing this Agreement freely, knowingly, and voluntarily and that Employee’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Employee does not rely on any inducements, promises, or representations by MIKOHN other than the terms and conditions of this Agreement.

16. Effective Only Upon Execution by Authorized Officer of MIKOHN. This Agreement shall have no force or effect and shall be unenforceable in its entirety until (i) it is approved by the Compensation Committee and Board of Directors of MIKOHN and (ii) it is executed by a duly authorized officer of MIKOHN and such executed Agreement is delivered to Employee.

17. Indemnification For Employee Officers. Indemnification and Insurance. MIKOHN will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Employee and the Employee’s heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Employee may become subject which arise out of, are based upon or relate to the Employee’s employment by MIKOHN (and any predecessor company to MIKOHN), or the Employee’s service as an officer or member of the Board of Directors of MIKOHN (or any predecessor company of MIKOHN) or any Affiliate, including without limitation reimbursement for any legal or other expenses reasonably incurred by the Employee in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. In no event shall the amount of indemnification provided directly by MIKOHN to the Employee exceed $1,000,000 in the aggregate. Any indemnification provided to the Employee by third parties shall be excluded from this amount, and shall not count against it. Moreover, MIKOHN reserves the right to deny any reimbursement or coverage claim presented by Employee to MIKOHN pursuant to this paragraph if the Employee has violated any material term of this Agreement at any time.

MIKOHN may maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and, in the event such insurance is obtained, the Employee shall be covered under such insurance to the same extent as other senior management employees (and directors, with respect to the Employee’s role as a director, as may be applicable); provided, however, that MIKOHN shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost.

18. Change in Control Provision. Notwithstanding any Agreement provisions to the contrary, for a period of twelve (12) months following a “Change in Control,” in the event of a termination of Employee other than for Cause or if the Employee resigns for Good Reason as that term is defined in Section 6.3 above, Employee shall be entitled to receive a sum equal to two times the Employee’s annualized Base Salary for the most recently completed calendar year, payable in a lump sum upon termination. At any point during the thirteenth month following a Change in Control, Employee shall be entitled to terminate the Agreement and receive a sum equal to the amount they would otherwise be entitled to pursuant to termination by MIKOHN other than for Cause at the time of such election. For the purposes of this Agreement, the following definitions shall apply:

18.1 “Change in Control” of MIKOHN means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

18.1.1 Any Exchange Act Person becomes the Owner, directly or indirectly, of securities of MIKOHN representing more than fifty percent (50%) of the combined voting power of MIKOHN’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (a) on account of the acquisition of securities of MIKOHN by an investor, any affiliate thereof or any other Exchange Act Person from MIKOHN in a transaction or series of related transactions the primary purpose of which is to obtain financing for MIKOHN through the issuance of equity securities or (b) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by MIKOHN reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by MIKOHN, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

18.1.2 There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) MIKOHN and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of MIKOHN immediately prior thereto do not Own, directly or indirectly, either (a) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (b) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of MIKOHN immediately prior to such transaction;

18.1.3 The stockholders of MIKOHN approve or the Board approves a plan of complete dissolution or liquidation of MIKOHN, or a complete dissolution or liquidation of MIKOHN shall otherwise occur;

18.1.4 There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of MIKOHN and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of MIKOHN and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of MIKOHN in substantially the same proportions as their Ownership of the outstanding voting securities of MIKOHN immediately prior to such sale, lease, license or other disposition; or

18.1.5 Individuals who, on the date this Agreement is executed, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board.

18.2 “Entity” means a corporation, partnership or other entity.

18.3 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

18.4 “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) MIKOHN or any subsidiary of MIKOHN, (B) any employee benefit plan of MIKOHN or any subsidiary of MIKOHN or any trustee or other fiduciary holding securities under an employee benefit plan of MIKOHN or any subsidiary of MIKOHN, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of MIKOHN in substantially the same proportions as their Ownership of stock of MIKOHN.

18.5 “Own,” “Owned,” “Owner,” “Ownership” - A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

19. Parachute Payments. If any payment or benefit the Employee would receive from MIKOHN pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee will receive an additional payment (the “Gross-up”) from MIKOHN such that after taking into account all applicable federal, state and local employment taxes, income taxes, the Excise Tax and all applicable taxes on the Gross-up (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the full amount of the Payment. MIKOHN’s principal outside accounting firm or principal outside tax advisors, as selected by MIKOHN and Employee, will make all determinations hereunder and shall provide its calculations, together with detailed supporting documentation, to MIKOHN and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by MIKOHN or Employee) or such other time as requested by MIKOHN or the Employee. The accounting firm or tax advisors shall furnish MIKOHN and the Employee with an opinion reasonably acceptable to the Employee regarding the application of the Excise Tax to such Payment. MIKOHN shall be entitled to rely upon the accounting firm’s or tax advisors’ determinations, as applicable, which shall be final, binding and conclusive on Employee and MIKOHN.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

EMPLOYEE	MIKOHN GAMING CORPORATION

By:

ROBERT PARENTE	Title:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 5.7 and Section 6.1 of the Employment Agreement dated                     , to which this form is attached, I, ROBERT PARENTE, hereby furnish MIKOHN GAMING CORPORATION (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: ________________	By:

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